Exhibit 5.1

WILMINGTON

RODNEY SQUARE

May 2, 2024

Sabre Corporation 3150 Sabre Drive Southlake, TX 76092

Ladies and Gentlemen:

We have acted as Delaware counsel to Sabre Corporation, a Delaware corporation (“Sabre”), for the purpose of delivering this opinion letter in connection with that certain registration statement of Sabre on Form S-3 (excluding the documents incorporated by reference therein, the “Registration Statement”) filed on the date hereof pursuant to the Securities Act of 1933, as amended (the “Securities Act”), relating to the offering from time to time by Sabre or the selling stockholders to be named in a prospectus supplement to the prospectus included in the Registration Statement (the “Selling Stockholders”) of shares of the common stock, par value $0.01 per share, of Sabre (the “Securities”). The Securities being registered under the Registration Statement will have an indeterminate aggregate initial offering price and will be offered on a continuous or delayed basis pursuant to the provisions of Rule 415 under the Securities Act. Reference in this letter to any document shall mean such document as in effect on the date hereof.

For purposes of this letter, our review of documents has been limited to the review of originals or copies furnished to us of the following documents:

(a)

the Certificate of Incorporation of Sabre as filed with the Secretary of State of the State of Delaware (the “Secretary of State”) on December 11, 2006, together with the Restated Certificate filed with the Secretary of State on March 27, 2007, the Certificate of Designation of Series A Preferred Stock filed with the Secretary of State on March 30, 2007, the Restated Certificate filed with the Secretary of State on April 27, 2007, the Certificate of Change of Registered Agent filed with the Secretary of State on April 14, 2009, the Certificate of Correction filed with the Secretary of State on February 10, 2010, the Certificate of Amendment filed with the Secretary of State on January 13, 2014, the Restated Certificate filed with the Secretary of State on April 16, 2014, the Certificate of Change of Registered Agent filed with the Secretary of State on December 7, 2015, the Certificate of Amendment filed with the Secretary of State on May 24, 2017, the Certificate of Amendment filed with the Secretary of State on May 23, 2018, the Restated

Rodney Square • 1000 North King Street • Wilmington, DE 19801

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YOUNG CONAWAY STARGATT & TAYLOR, LLP

Sabre Corporation

May 2, 2024

Certificate filed with the Secretary of State on April 23, 2019, and the Certificate of Designations of 6.50% Series A Mandatory Convertible Preferred Stock filed with the Secretary of State on August 24, 2020, all as certified by the Secretary of State on April 23, 2021, and the Certificate of Amendment filed with the Secretary of State on April 24, 2024 as certified by the Secretary of State on April 29, 2024;

(b)	the Seventh Amended and Restated Bylaws of Sabre, adopted as of December 6, 2022;

(c)

the Unanimous Written Consent of the Board of Directors of Sabre dated March 30, 2007, authorizing, inter alia, the issuance of 10 million shares of the common stock and 5 million shares of the Series A Cumulative Preferred Stock of Sabre; the Unanimous Written Consent of the Board of Directors of Sabre dated April 27, 2007, authorizing, inter alia, amendments to the Certificate of Incorporation of Sabre and a subdivision of each outstanding share of common stock and Series A Cumulative Preferred Stock of Sabre into 17.4007821093578 shares of same; the Unanimous Written Consent of the Board of Directors of Sabre dated June 11, 2007, approving, inter alia, the Management Equity Incentive Plan, the grant of options thereunder, and employment agreements with the officers specified in such written consent; the Unanimous Written Consent of the Board of Directors of Sabre dated June 9, 2010, authorizing, inter alia, the issuance of 2 million shares of the common stock of Sabre; the Unanimous Written Consent of the Board of Directors of Sabre dated September 14, 2012, authorizing, inter alia, the 2012 Management Equity Incentive Plan, Restricted Stock Unit Grant Agreement, and Stock Option Grant Agreement; the Unanimous Written Consent of the Board of Directors of Sabre dated November 1, 2012, authorizing, inter alia, a Restricted Stock Unit Grant Agreement with Carl Sparks; the Unanimous Written Consent of the Board of Directors of Sabre dated December 31, 2012, authorizing, inter alia, the Agreement and Plan of Reorganization and Merger pursuant to which each outstanding share of the Series A Cumulative Preferred Stock of TVL Common, Inc. was to be converted into 0.002234243 shares of the common stock of Sabre; resolutions adopted by the Board of Directors of Sabre on February 29–March 1, 2016, authorizing, inter alia, the 2016 Omnibus Incentive Compensation Plan subject to adoption thereof by the stockholders of Sabre; the Minutes of the Annual Meeting of Stockholders of Sabre on May 25, 2016, adopting, inter alia, the 2016 Omnibus Incentive Compensation Plan; resolutions duly adopted by the Board of Directors of Sabre on February 6, 2017, authorizing, inter alia, repurchases of shares of the common stock of Sabre at an aggregate purchase price not to exceed $500,000,000; resolutions duly adopted by the Executive Committee of the Board of Directors of Sabre on November 15, 2018, authorizing, inter alia, the sale of up to 23,386,376 shares of the common stock of Sabre by certain stockholders of Sabre; resolutions duly adopted by the Board of Directors of Sabre on February 21, 2019, authorizing, inter alia, the 2019

YOUNG CONAWAY STARGATT & TAYLOR, LLP

Sabre Corporation

May 2, 2024

Omnibus Incentive Compensation Plan and the 2019 Director Equity Compensation Plan, subject to adoption thereof by the stockholders of Sabre; the Minutes of the Annual Meeting of Stockholders of Sabre on April 23, 2019, adopting, inter alia, the 2019 Omnibus Incentive Compensation Plan and the 2019 Director Equity Compensation Plan; resolutions duly adopted by the Board of Directors of Sabre on August 11, 2020, designating a pricing committee of the Board (the “Pricing Committee”) and authorizing, inter alia, the issuance of the common of Sabre, the designation of a new series of the preferred stock of Sabre, and the issuance of such preferred stock of Sabre, each on terms determined by the Pricing Committee; resolutions duly adopted by the Pricing Committee on August 19, 2020, authorizing, inter alia, the issuance of 41,071,429 shares of the common stock of Sabre and 3,450,000 the 6.50% Series A Mandatory Convertible Preferred Stock of Sabre; the Unanimous Written Consent of the Pricing Committee dated August 23, 2020, adopting, inter alia, the Certificate of Designations of the 6.50% Series A Mandatory Convertible Preferred Stock of Sabre; resolutions duly adopted by the Board of Directors of Sabre on March 3, 2021, authorizing, inter alia, the 2021 Omnibus Incentive Compensation Plan subject to adoption thereof by the stockholders of Sabre; the Minutes of the Annual Meeting of Stockholders of Sabre on April 28, 2021, adopting, inter alia, the 2021 Omnibus Incentive Compensation Plan; and the resolutions duly adopted by the Board of Directors of Sabre on April 24, 2024, authorizing, inter alia, the 2024 Omnibus Incentive Compensation Plan, the 2024 Director Equity Compensation Plan, and the Form S-3 shelf registration renewal;

(d)	the stock ledger of Sabre, current as of April 29, 2024;

(e)	a certificate, dated the date hereof, by the secretary of Sabre, relating to, inter alia, the foregoing documents;

(f)	the Registration Statement; and

(g)	a Certificate of Good Standing for Sabre, dated May 1, 2024, obtained from the Secretary of State.

For purposes of this letter, we have not reviewed any documents other than the documents referenced in paragraphs (a) through (g) above. We have assumed that there exists no provision in any document that we have not reviewed that bears upon or is inconsistent with or contrary to the opinions in this letter. We have conducted no factual investigation of our own, and have relied solely upon the documents reviewed by us, the statements and information set forth in such documents, certain statements of governmental authorities and others, and the additional matters recited or assumed in this letter, all of which we assume to be true, complete, and accurate in all respects and none of which we have investigated or verified.

YOUNG CONAWAY STARGATT & TAYLOR, LLP

Sabre Corporation

May 2, 2024

Based upon and subject to the foregoing and subject to the assumptions, exceptions, qualifications, and limitations in this letter, it is our opinion that:

1. The Securities offered by Sabre will be validly issued by Sabre and will be fully paid and non-assessable.

2. The Securities offered by the Selling Stockholders have been duly authorized by Sabre, and are validly issued, fully paid, and non-assessable.

The opinions in this letter are subject to the following assumptions, exceptions, qualifications, and limitations, in addition to those above:

A. The opinions in this letter are limited to the General Corporation Law of the State of Delaware, 8 Del. C. §§ 101–398. We have not considered, and express no opinion on the effect of, concerning matters involving, or otherwise with respect to any other laws of any jurisdiction (including, without limitation, federal laws of the United States of America), or rules, regulations, orders, or decisions relating thereto.

B. We have assumed that: (i) all signatures on all documents reviewed by us are genuine; (ii) all documents furnished to us as originals are authentic; (iii) all documents furnished to us as copies or specimens conform to the originals thereof; (iv) all documents furnished to us in final draft or final or execution form have not been terminated, rescinded, altered, or amended, are in full force and effect, and conform to the final, executed originals of such documents; and (v) each document reviewed by us constitutes the entire agreement among the parties thereto with respect to the subject matter thereof.

C. We have assumed that: (i) prior to any issuance of the Securities, Sabre will authorize such offering and issuance of the Securities; (ii) the Securities will be offered, issued, sold, and delivered in compliance with applicable law and any requirements therefor set forth in any corporate action authorizing the offering and issuance of the Securities and in the manner contemplated by the Registration Statement; (iii) the Securities will be offered, sold, and delivered to, and paid for by, the purchasers thereof at the price specified in, and in accordance with the terms of, an agreement or agreements duly authorized, executed, and delivered by the parties thereto, which price on a per-share basis shall not be less than the par value the Securities; and (iv) if the Securities are issued in certificated form, certificates representing such Securities will be duly registered, executed, delivered, and countersigned, and if the Securities are issued in book-entry form, the Securities will be duly registered.

We hereby consent to the filing of this letter as an exhibit to the Registration Statement and to the reference to this firm under the heading “Legal Matters” in the Registration Statement and in any prospectus supplement related thereto. In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission thereunder. The opinions expressed herein are rendered on and as of the date hereof, and we assume no obligation to advise you or any other person, or to make any investigations, as to any legal developments or factual matters arising subsequent to the date hereof that might affect the opinions expressed herein.

YOUNG CONAWAY STARGATT & TAYLOR, LLP

Sabre Corporation

May 2, 2024

Very truly yours,

/s/ Young Conaway Stargatt & Taylor, LLP

NMP/JJP/dmc